Exhibit 99.1

Investor Contact Thomas Redington Phone: 203-222-7399 tredington@redingtoninc.com	Media Contact Matthew Cossolotto Phone: 914-245-9721 matthew@ovations.com

DIGITAL ANGEL CORP. REPORTS FIRST QUARTER 2003 RESULTS

Company Posts First Quarter Profit
Revenue Up 47 Percent, New Product Launch Plans On Schedule

SO. ST. PAUL, MN – MAY, 9 – Digital Angel Corp. (AMEX: DOC) reported revenue for the quarter ended March 31, 2003 of $11.4 million, an increase of 47 percent over the comparable year-ago period.

Net income for the quarter was $110,000 compared to a year-ago net loss of $22.5 million.  Gross margins increased from 41 percent to 47 percent.

The quarter just ended marks the Company’s first profitable reporting period since it merged with the former Medical Advisory Systems, Inc. in March 2002. It reflects the initial benefits of shedding non-essential operating programs and increases in core product sales.

The Company reported that all principal business lines are operating to plan and planned new product introductions are on schedule.  In the upcoming quarters, the Company expects to launch a new GPS-based personal connectivity device and an implantable BioThermo™ temperature-sensing microchip for companion pets and livestock.

About Digital Angel Corporation

On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland.  Prior to the merger, Digital Angel Corporation was a 93% owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq: ADSX), which now is a beneficial owner of the company.  Digital Angel™ technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS).  By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions – such as ambient temperature and physical movement – and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility.  The company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish, and livestock.  Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals.  For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.

#                              #                              #

Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

5/5/03

-more-

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2003	Dec. 31, 2002
Total Current Assets	$14,704	$10,763
Property and Equipment, net	7,656	7,769
Goodwill and Other Intangible Assets, net	48,808	48,893
Other Assets, net	357	373
Total Assets	$71,525	$67,798

Current Liabilities	12,508	$9,124
Long-Term Debt and Notes Payable	3,303	3,314
Deferred Revenue	104	50
Minority Interest	265	298
Stockholders’ Equity	55,345	55,012
Total Liabilities and Stockholders’ Equity	$71,525	$67,798

STATEMENT OF OPERATIONS DATA
(in thousands, except per share data)

	For the Three Months Ended March 31,
	2003	2002

Total Revenue, net	$11,398	$7,754
Gross Profit	5,364	3,203
Net Income (Loss)	110	(22,511)
Net Income (Loss) per Common Share – basic and diluted	—	(1.18)

SELECTED CASH FLOW DATA
(in thousands)

	For the Three Months Ended March 31,
	2003	2002

Net Cash Used In Operating Activities
	$(3,089)	$(545)
Net Cash (Used In) Provided By Investing Activities
	(241)	70
Net Cash Provided by Financing Activities
	3,155	767
Net (Decrease) Increase In Cash and Cash Equivalents
	(214)	286